Exhibit 99.1

International Rectifier Reports Fiscal First Quarter Results

EL SEGUNDO, Calif., October 27, 2005 — International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $29.4 million (or $0.41 per share) for the September quarter on revenues of $272.6 million.  This compares to $38.4 million (or $0.54 per share) for the June quarter on revenues of $281.8 million.  For the prior-year quarter, adjusted earnings were $42.4 million on revenues of $312.2 million.  For the September 2005, June 2005 and September 2004 quarters, adjusted earnings excluded $4.3 million, $12.4 million and $6.7 million in pretax charges, respectively, for severance and restructuring activities announced in December 2002.  The June 2005 quarter also excluded a one-time $6.0 million pretax charge from the accelerated vesting of options.

On a GAAP basis, net income was $26.2 million (or $0.36 per share) for the September quarter versus $24.7 million (or $0.35 per share) in the June quarter and $37.6 million (or $0.53 per share) for the prior-year quarter.

Gross margin was 40.7 percent in the first quarter, down 280 basis points from 43.5 percent in the June quarter.  The company reported gross margin of 42.7 percent in the year-ago September quarter.

PRODUCT SEGMENTS

Focus Products

Overall Focus Products had revenues of $201.9 million, or 74.1 percent of total IR revenues, compared to $211.5 million, or 75.1 percent in the June quarter. In this category, backlog requested by customers for delivery in the quarter, or “shippable demand,” exceeded June quarter revenues by 17 percent.  A large percentage of the orders, however, came late in the quarter, and the product mix was different than forecasted.  The company did not have the incremental capacity to respond to the mix change by the end of the quarter.  The output constraints placed significant pressure on operating efficiencies and limited profit opportunities.  Gross margin for Focus Products declined to 48.8 percent compared to 51.1 percent in the prior quarter. The decline was primarily due to seasonality, product mix and the effect of profit sharing and employee stock option expense.

A breakdown of revenues and gross margins by segment follows for the periods shown:

Product Segment ($ in millions)	September 30, 2005	June 30, 2005	September 30, 2004
Computing & Comms (C&C)
Revenues	$89.7	$89.5	$106.0
Gross Margin	41.6%	44.1%	43.7%
Energy-Saving Products (ESP)
Revenues	$72.4	$79.5	$73.1
Gross Margin	52.4%	55.3%	53.6%
Aerospace & Defense (A&D)
Revenues	$29.4	$32.4	$32.3
Gross Margin	43.8%	44.7%	41.3%
Intellectual Property (IP)
Revenues	$10.4	$10.1	$10.0
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenues	$201.9	$211.5	$221.4
Gross Margin	48.8%	51.1%	49.2%
Non-Aligned Products (NAP)
Revenues	$28.6	$27.1	$31.3
Gross Margin	14.6%	12.0%	19.6%
Commodity Products (CP)
Revenues	$42.1	$43.2	$59.5
Gross Margin	19.3%	25.8%	30.9%
NON-FOCUS PRODUCTS
Total Revenues	$70.7	$70.3	$90.8
Gross Margin	17.4%	20.5%	27.0%

In Computing and Communications (C&C), revenues represented about a third of total company revenues and were flat with last quarter.  The gross margin declined 2.5 percentage points.  While shippable demand for C&C products exceeded expectations, up 27 percent from June quarter revenues, orders arrived late in the quarter and capacity constraints did not allow the company to adjust to the unexpected mix in time.

Energy-Saving Products (ESP) revenues accounted for about 27 percent of total company revenues.  Revenues in this segment declined 9 percent compared to last quarter with margin down 2.9 percentage points.  The decline in this segment was due to seasonal downturns in the automotive, white goods, and industrial markets, somewhat offset by an increase in digital TV and audio.

In IR’s Aerospace and Defense (A&D) segment, shippable demand exceeded the June quarter revenues; however, due to a logistics bottleneck, output was constrained and revenues declined 9 percent in the quarter. Revenues in this segment were 11 percent of total revenues.  Gross margin was down about a percentage point to 43.8 percent.

In IR’s Intellectual Property (IP) segment, revenues were $10.4 million.

Non-Focus Products

Non-Focus Product revenues were $70.7 million, or about 26 percent of total IR revenues, compared to $70.3 million, or 24.9 percent in the June quarter. Gross margin for Non-Focus Products was 17.4 percent compared to 20.5 percent in the prior quarter.  The gross margin declined primarily due to aggressive pricing in the distribution channel and low factory utilization.

In Non-Aligned Products, revenues increased 6 percent sequentially and were about 11 percent of company revenues in the September quarter.  Gross margin was 14.6 percent, up 2.6 percentage points from last quarter.

In Commodity Products, September quarter revenues were down about 3 percent from last quarter and represented about 16 percent of company revenues.  Margin was down 6.5 percentage points to 19.3 percent.

The company generated $13.8 million of cash from operations in the first quarter, ending the quarter with $932 million in cash and cash investments.

CEO Alex Lidow said, “September quarter results were disappointing.  Shippable demand for our Focus Products was very strong late in the quarter, but capacity was stretched to the limit.  In addition, Non-Focus Product shipments were influenced by inventory reductions in the distribution channel.  Overall, shipments to distributors were down 12 percent in the quarter.

“We have shipped unfulfilled September orders early in the December quarter, positioning the company to reduce its overall inventories by at least $10 million by the end of December.

“To address our capacity limitations, we have accelerated plans to open our new 8-inch sub-micron wafer fab in Newport, Wales.   The first phase of capacity is planned to come on line by the end of the December quarter.  When phase two of the expansion is complete in October 2006, we expect to have new capacity to produce between $210 million to $310 million in annual revenues depending on product mix.  We are opening capacity to increase shipments of our high performance analog and mixed-signal ICs and DirectFET™ products.”

DESIGN WIN UPDATE

In the September quarter, IR began shipping into Intel dual-core Paxville server platforms.  This, combined with other next-generation server platforms ramping in the March and June quarters, represents over $40 million of new business in calendar 2006.   IR continued its success in notebooks using Intel’s latest platforms by securing additional sockets that will ramp up in the March quarter for customers including Samsung and the leading Chinese notebook manufacturer.  Last quarter, IR also began shipping into the industry’s most powerful desktop platform which requires IR’s DirectFETs in order to meet the stringent performance requirements of this platform’s last generation dual-core processor.

IR had design wins and began shipping to JVC with Focus Products for digital audio, including IR’s new IRS20124 Class D digital audio IC.  IR also continued to secure design wins in the digital TV market for plasma displays and LCD panels at customers including Samsung and LG.  Toshiba, Hitachi, Haier, and Whirlpool selected IR Focus Products for their next-generation energy-saving appliances.  In automotive, IR ICs were designed into ten direct diesel injection programs, continuing the company’s leadership in that application.

OUTLOOK

IR will continue to have capacity constraints in the December quarter that will limit the company’s growth potential in the period.  IR expects revenues to increase 1 to 4 percent from the prior quarter.  The expense of starting up the wafer fab and related costs will constrain IR’s gross margin potential in the December quarter.  The combination of these factors will result in the overall gross margin declining by about 200 basis points from the September quarter.

CEO Alex Lidow stated, “In the March and June quarters, we are looking forward to a recovery in operating performance.  Added capacity, the uptake of major design wins into production, and improved ability to respond to short-term opportunities, should allow us to deliver better than seasonally affected revenue results in the March quarter.  The June quarter has the potential to materially improve upon those results, and lead us into fiscal 2007 with all aspects of IR running at full efficiency, positioning the company to once again achieve record results.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items, if any.  IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products and how they relate to its Focus Product segments.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately fiscal year-end 2006.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended September 30, 2005, June 30, 2005 and September 30, 2004 (in thousands, except per share amounts):

	For the Quarter Ended
	September 30, 2005 (unaudited)	June 30, 2005 (unaudited)	September 30, 2004 (unaudited)
Net income	$26,243	$24,693	$37,580
Restructuring charges (net of tax)	3,112	9,268	4,851
Stock options accelerated vesting charge (net of tax)	—	4,479	—
Adjusted net income	29,355	$38,440	42,431
Conversion of subordinated notes (net of tax)	—	—	2,386

Adjusted net income, diluted	$29,355	$38,440	$44,817

EPS, basic	$0.37	$0.36	$0.56
Effect of dilutive securities(1)	(0.01)	(0.01)	(0.03)

EPS, diluted	0.36	0.35	0.53
Restructuring charges (net of tax)	0.05	0.13	0.07
Stock options accelerated vesting charge (net of tax)	—	0.06	—
Effect of dilutive securities on adjusting items	—	—	(0.01)

Adjusted EPS, diluted(1)	$0.41	$0.54	$0.59

Basic EPS shares	70,329	69,108	66,516
Effect of dilutive securities:
Convertible subordinated notes	—	—	7,439
Stock options	1,948	2,012	1,756

Diluted EPS shares(1)	72,277	71,120	75,711

(1) The September 30, 2005 and June 30, 2005 quarters reported and adjusted diluted EPS did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive.  The September 30, 2004 quarter included the Effect, which impacted reported and adjusted diluted EPS by ($0.02) and ($0.03), respectively.

Segment Reporting

The company began reporting its financial results in six segments commencing in its 10-K for Fiscal Year 2005 filed with the Securities and Exchange Commission.  Those reporting segments are Computing and Communications, Energy-Saving Products, Aerospace and Defense, Intellectual Property, Non-Aligned Products and Commodity Products.

IR’s Focus Product segments include Computing and Communications (C&C), Energy-Saving Products (ESP), Aerospace and Defense (A&D), and Intellectual Property (IP).  IR’s Non-Focus Products segments include Non-Aligned Products (NAP) and Commodity Products (CP).

Revenues by business sectors are as follows (in thousands):

	For the Quarter Ended
	September 30, 2005	June 30, 2005	September 30, 2004

Computing and Communications (C&C)	$89,640	$89,505	$105,991
Energy-Saving Products (ESP)	72,386	79,474	73,151
Aerospace and Defense (A&D)	29,401	32,405	32,277
Intellectual Property (IP)	10,440	10,091	10,019
Subtotal Focus Products	201,867	211,475	221,438
Non Aligned Products (NAP)	28,554	27,053	31,263
Commodity Products (CP)	42,152	43,240	59,524
Subtotal Non-Focus Products	70,706	70,293	90,787

Consolidated revenues	$272,573	$281,768	$312,225

Gross margin by business sectors are as follows:

	For the Quarter Ended
	September 30, 2005	June 30, 2005	September 30, 2004

Computing and Communications (C&C)	41.6%	44.1%	43.7%
Energy-Saving Products (ESP)	52.4	55.3	53.6
Aerospace and Defense (A&D)	43.8	44.7	41.3
Intellectual Property (IP)	100.0	100.0	100.0
Subtotal Focus Products	48.8	51.1	49.2
Non Aligned Products (NAP)	14.6	12.0	19.6
Commodity Products (CP)	19.3	25.8	30.9
Subtotal Non-Focus Products	17.4	20.5	27.0

Consolidated Gross Margin	40.7%	43.5%	42.7%

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); the failure of our ability to adequately align our installed capacity with market demand or product mix; delays in our ability to increase capacity in our facilities to meet demand and the appropriate mix of demand; impacts on revenues and margin due to pricing pressures; impacts due to unexpected or greater than expected costs or delays associated with cost-reduction, restructuring and margin improvement efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; any adverse impacts from customer credit or bankruptcy issues; company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry conditions; unfavorable changes in economic conditions in the company’s markets around the world and the timing of changes in market conditions; greater than expected manufacturing and administrative costs; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the unfavorable impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), or change in product mix to non-

infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent report on Form 10-K.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters, including without limitation, the effects of Hurricanes Katrina and Rita.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, October 27 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, November 1.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21230148, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

DirectFET is a trademark of International Rectifier.  Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended September 30,
	2005	2004

Revenues	$272,573	$312,225
Cost of sales	161,680	178,788
Gross profit	110,893	133,437
Selling and administrative expense	45,166	46,415
Research and development expense	25,212	25,366
Amortization of acquisition-related intangibles	1,453	1,439
Impairment of assets, restructuring and severance charges	4,293	6,691
Other expense (income), net	124	(36)
Interest (income) expense, net	(1,552)	1,717
Income before income taxes	36,197	51,845
Provision for income taxes	9,954	14,265
Net income	$26,243	$37,580

Net income per common share—basic	$0.37	$0.56

Net income per common share—diluted	$0.36	$0.53

Average common shares outstanding—basic	70,329	66,516

Average common shares and potentially dilutive securities outstanding—diluted	72,277	75,711

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30,	June 30,
	2005	2005
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$583,637	$638,135
Trade accounts receivable, less allowance for doubtful accounts	159,685	158,510
Inventories, net	193,781	177,560
Current deferred income taxes	33,982	34,784
Prepaid expenses and other receivables	64,952	53,387

Total current assets	1,036,037	1,062,376

Long-term cash investments	348,311	302,585

Property, plant and equipment, net	502,517	488,204

Other assets	363,985	370,379

Total assets	$2,250,850	$2,223,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$20,437	$18,168
Long-term debt, due within one year	47	163
Accounts payable	78,157	81,893
Accrued salaries, wages and commissions	29,353	33,344
Other accrued expenses	82,415	91,328

Total current liabilities	210,409	224,896
Long-term debt, less current maturities	542,322	547,259
Other long-term liabilities	25,188	26,186
Stockholders’ equity:
Common stock	70,736	69,826
Capital contributed in excess of par value of shares	882,388	854,045
Retained earnings	461,388	435,145
Accumulated other comprehensive income	58,419	66,187

Total stockholders’ equity	1,472,931	1,425,203

Total liabilities and stockholders’ equity	$2,250,850	$2,223,544